Exhibit 5.1

HOLLAND & KNIGHT LLP

2099 Pennsylvania Avenue, N.W.

Washington, D.C. 20006

April 5, 2004

Board of Directors

Analex Corporation

5904 Richmond Highway

Suite 300

Alexandria, VA 22303

Gentlemen:

You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on a Form S-8 (the “Registration Statement”) relating to Analex Corporation 2002 Stock Option Plan, as amended (the “Plan”). The Registration Statement covers 2,000,000 shares of Analex Corporation Common Stock, $.02 par value per share, which have been, with the approval of the stockholders of Analex Corporation, reserved for issuance under the Plan.

We are of the opinion that the 2,000,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

We also consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    HOLLAND & KNIGHT LLP